UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2005

Cano Petroleum, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50386	77-0635673
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Oil & Gas Commerce Building
309 West 7th Street, Suite 1600
Fort Worth, TX 76102

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 698-0900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election to Directors; Appointment of Principal Officers.

On March 22, 2005, Cano Petroleum, Inc. (the “Company”) appointed Morris B. “Sam” Smith to the Company’s Board of Directors.  Mr. Smith is currently a management consultant to RBI International, Ltd.  He has also acted as Interim Chief Financial Officer of Stroud Oil Properties.  Mr. Smith also is Chairman of the Board of Trustees for McMurry University and is a Board Member and Audit Committee Chairman for Belden & Blake Corporation, owned by Capital C, a controlled affiliate of Carlyle/Riverstone Energy and Power Fund II, L.P.  From August 1, 2000 through December 31, 2003, Mr. Smith was Executive Vice President, Chief Financial Officer and Treasurer of Encore Acquisition Company.  Mr. Smith also served as Corporate Secretary of Encore Acquisition Company from December 2002 to December 2003.  From July 1996 to July 2000, Mr. Smith held the positions of Vice President of Finance and Chief Financial Officer of Union Pacific Resources

Mr. Smith has been appointed to chair the Company’s Audit Committee.

There was no arrangement or understanding between Mr. Smith and any other person pursuant to which Mr. Smith was selected as a director, and there was no transaction during the last two years, or any proposed transactions, to which the Company was or is to be a party, in which Mr. Smith had or is to have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    March 23, 2005

CANO PETROLEUM, INC.

By:	/s/ Michael Ricketts
Michael Ricketts
Chief Financial Officer